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                                                                   EXHIBIT 10.20

                               PG&E CORPORATION
                       EXECUTIVE STOCK OWNERSHIP PROGRAM

                           Administrative Guidelines
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                        (As amended September 19, 2000)

1.   Description. The Executive Stock Ownership Program ("Program") was approved
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     by the Nominating and Compensation Committee of the Board of Directors on
     October 15, 1997. The Program is an important element of the Committee's compensation policy of aligning executive interests with those of the Corporation's shareholders. As an integral part of the Program, the Committee also authorized the use of Special Incentive Stock Ownership Premiums ("SISOPs") which are designed to provide incentives to Eligible Executives to assist in achieving minimum stock ownership targets established by the Committee. These Guidelines were originally adopted by the Committee on November 19, 1997, amended by the Committee on July 22, 1998, October 21, 1998, February 16, 2000, and September 19, 2000. These amended Guidelines, along with the written materials provided to the Committee on October 15, 1997, describe the Program which became effective on January 1, 1998. The Program is administered by the Corporation's Senior Human Resources Officer.

2.   Eligible Executives.  The Chief Executive Officer shall designate the
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     officers of the Corporation and its affiliates who shall be Eligible
     Executives covered by the Program. The officers covered by the Guidelines and the applicable total stock ownership target ("Target") are:


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       Officer Band                Position                    Total Stock
                                                             Ownership Target
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            1                        CEO                       3 x base salary
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            2               Heads of Business Lines,           2 x base salary
                            CFO, & General Counsel
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            3               SVPs of Corp. & Utility            1.5 x base salary
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3.   Annual Milestones.   Under the Guidelines, Targets are designed to be
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     achieved by the end of the fifth calendar year following the calendar year in which an officer first becomes an Eligible Executive ("Target Date"). Annual Milestones have been established as a means of measuring progress towards achieving Targets and of providing incentives for Eligible Executives to expeditiously meet their Targets. The Annual Milestone at the end of the first full calendar year is 20 percent of the Target, and the Annual Milestone for each succeeding year is an additional 20 percent of the Target. Annual Milestones shall be adjusted to reflect changes in base salary; provided, however, that in each instance any such modification shall be amortized over the remaining original five-year term. Following the Target Date, Targets also shall be modified to reflect changes in base salary.
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4.   Calculation of Stock Ownership Levels. Stock ownership level is the dollar
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     value of stock and stock equivalents owned by an Eligible Executive and calculated as of the last day of the calendar year ("Measurement Date").
     The purpose of this calculation is to determine the value of the stock or stock equivalents owned by the Eligible Executive as compared with the Annual Milestone or Target for that executive. For purposes of this calculation, the value per share of stock or stock equivalent ("Measurement Value") is the average closing price of PG&E Corporation common stock as traded on the New York Stock Exchange for the last thirty (30) trading days of the year.

     a) The value of stock beneficially owned by the Eligible Executive is determined by multiplying the number of shares owned beneficially on the Measurement Date times the Measurement Value.

     b) The value of PG&E Corporation phantom stock units credited to the Eligible Executive's account in the PG&E Corporation Supplemental Retirement Savings Plan ("SRSP") is determined by multiplying the number of phantom stock units credited to the Eligible Executive's SRSP account on the Measurement Date times the Measurement Value.

     c) The value of stock held in the PG&E Corporation stock fund of any defined contribution plan maintained by PG&E Corporation or any of its subsidiaries is determined by multiplying the number of shares in such plan on the Measurement Date times the Measurement Value.

     d) For Eligible Executive's whose Target Date is on or before 12/31/2004, the value of the frozen share-equivalent units of the vested "in the money" stock options as of 12/31/2000. The value of the frozen share-equivalent units of the vested "in the money" stock options is the difference between the number of options on 12/31/2000 multiplied by the Measurement Value on 12/31/2000 minus the number of options on 12/31/2000 multiplied by the option exercise price (for purposes of this calculation, any value attributable to dividend equivalents is excluded).

5.   Award of SISOPs. SISOPs are awarded to Eligible Executives who achieve and
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     maintain stock ownership levels prior to the end of the third year following the year in which an officer first became an Eligible Executive. For purposes of determining awards, the total stock ownership level is calculated as set forth under paragraph 4, on the Measurement Date. The amount of a SISOP award shall be equal to:

     a) For the first year, 20 percent of the amount of the Eligible Executive's stock ownership level at the end of the year, up to the Annual Milestone, plus an additional 30 percent of the amount by which the stock ownership level exceeds the Annual Milestone up to the Target; and

     b) For each of the second and third years, the current stock ownership level is reduced by the stock ownership level used to calculate previous SISOP awards to determine the new ownership then 20 percent of the amount up to the Annual Milestone by which the end of the year stock ownership level exceeds the beginning of the year stock ownership level, plus an additional 30 percent of the amount by which the end of the year balance exceeds the Annual Milestone, up to the Target.

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     Each time a SISOP award calculation is made, a second calculation also is made to determine the minimum number of shares which must be retained by the Eligible Executive to avoid forfeiture of the SISOP award ("Minimum Ownership Level") as discussed below in paragraph 8. This calculation converts the dollar value of the stock ownership level used as the basis for qualifying for SISOPs into a number of shares of stock. It is calculated by dividing the stock ownership level by the Measurement Value. Thus, for example, if an Eligible Executive's stock ownership level was $250,000 and the Measurement Value was $25 per share, then the Minimum Ownership Level would be 10,000 shares.

     For purposes of this calculation, the maximum share ownership level used is the Eligible Executive's Target. If an Eligible Executive has a share ownership level higher than his/her Target, the increment over the Target is not included. Thus, for example, if an Eligible Executive has a Target of $750,000 and his/her share ownership level is $900,000, then only $750,000 is used to calculate the Minimum Ownership Level.

6.   SISOPs Credited to the SRSP. Upon award, SISOPs are credited to the
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     Eligible Executive's SRSP account and converted into units of phantom stock each equal in value to a share of PG&E Corporation common stock ("SISOP units") as determined in accordance with the SRSP. The SISOP units constitute "incentive awards" authorized to be awarded by the Committee to Eligible Executives under the PG&E Corporation Long-Term Incentive Program ("LTIP"). Upon credit of SISOP units to an Eligible Executive's SRSP account, an equal number of shares of PG&E Corporation common stock shall be reserved for issuance from the pool of shares authorized for issuance under the LTIP. Once a SISOP unit is credited to the Eligible Executive's SRSP account, it shall be subject to all of the terms and conditions specifically applicable to SISOP units under the SRSP. Once vested in accordance with paragraph 7 below, SISOP units are distributed in the form of an equal number of shares of PG&E Corporation common stock as provided in the SRSP.

7.   Vesting. SISOPs vest only upon the expiration of three years after the date
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     of award (provided the Eligible Executive continues to be employed on such date), or, if earlier, upon an Eligible Executive's death, disability, Retirement, upon a Change in Control, as defined in the LTIP, or upon a termination of employment coincident with the sale of all or substantially all of the assets of a subsidiary of PG&E Corporation. An Eligible Executive's unvested SISOPs will be forfeited upon termination of employment unless otherwise provided in the PG&E Corporation Officer Severance Policy or by another separation agreement

8.   Forfeiture of SISOP Units. So long as SISOP units remain unvested, such
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     units are subject to forfeiture if, on each Measurement Date, the Eligible
     Executive's stock ownership is less than the Minimum Ownership Level established when the SISOPs were granted (see paragraph 5). To determine forfeiture, the following steps are followed on each Measurement Date:

     a) The total stock and stock equivalents owned by an Eligible Executive is determined as set forth under paragraph 4. This total ("Current Holdings") is compared with the Minimum Ownership Level determined when the SISOPs were granted. If the Current Holdings are equal to or greater than the Minimum Ownership Level, then no unvested SISOP units are forfeited. If the Current Holdings are less than the Minimum Ownership Level, then the unvested SISOP units are forfeited in the same proportion as the Current Holdings are less than Minimum Ownership Level (for

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          example, if the Current Holdings are 20 percent less than the Minimum
          Ownership Level, then 20 percent of the SISOP units are forfeited).

9.   Failure to Achieve or Maintain Target. Failure to achieve stock ownership
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     levels at Target on the Target Date, or to maintain stock ownership levels at Target on any Measurement Date thereafter, will result in the deferral into the PG&E Corporation Phantom Stock Fund of the SRSP of annual awards from the Performance Unit Plan ("PUP") and the Short-Term Incentive Plan ("STIP"). As of any Measurement Date, to the extent that stock ownership levels are below Target, PUP awards shall be converted into PG&E Corporation Phantom Stock Units and held in the PG&E Corporation Phantom Stock Fund of the SRSP. If, with the addition of the phantom stock units attributable to the PUP award, the stock ownership level is still below Target for any Measurement Date, any STIP award above target STIP also shall be converted into phantom stock units, to the extent necessary to achieve the Target stock ownership level. Such conversion of PUP and STIP awards shall continue for successive Measurement Dates, if necessary, until Target is met. Phantom stock units attributable to PUP and STIP awards described in this paragraph 9 will be paid from the SRSP in a lump sum in January of the year following the year in which the Eligible Executive's employment terminates, or upon such earlier date as may have been elected by the Eligible Executive within thirty days after the date of mandatory deferral of PUP and/or STIP awards which date shall not be earlier than three (3) years after the date of mandatory deferral.

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